Exhibit 5.1

August 10, 2015

Qumu Corporation

7725 Washington Avenue South

Minneapolis, MN 55439

Re:	Opinion of Counsel as to Legality of Shares of Common Stock to be Registered under the Securities Act of 1933, as amended

Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, which Qumu Corporation (the “Company”) is filing with the Securities and Exchange Commission to register 130,000 shares of its Common Stock, $0.01 par value per share (the “Shares”) that may be issued under that certain Stock Option Agreement dated May 18, 2015 by and between Qumu Corporation and Peter J. Goepfrich (the “Agreement”).

In connection with this opinion, we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and this opinion is furnished based upon such examination and review.

Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable under the current laws of the State of Minnesota.

The foregoing opinion is limited to the laws of the State of Minnesota.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

LINDQUIST & VENNUM LLP

/s/ Lindquist & Vennum LLP